Exhibit 15

LETTER AGREEMENT

THIS LETTER AGREEMENT (this “Letter Agreement”) is executed as of June 24, 2021 by and between U.S. Well Services, Inc., a Delaware corporation (the “Company”), and each of the undersigned stockholders of the Company identified on the signature pages hereto (each a “Rights Holder”). Capitalized terms used in this Letter Agreement but not defined shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company, the Rights Holders and others are party to that certain Purchase Agreement dated as of March 31, 2020 (the “Purchase Agreement”), pursuant to which, among other things, the Rights Holders purchased certain shares of the Company’s Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) with the rights and preferences set forth in that certain Certificate of Designations of the Series B Preferred Stock dated March 31, 2020;

WHEREAS, pursuant to the terms and conditions of that certain Note Purchase Agreement (the “Note Purchase Agreement”), dated as of June 24, 2021, by and among the Company, the purchasers party thereto, including the Rights Holders, and Wilmington Savings Fund Society, FSB, as collateral agent, the Company intends to issue and sell in a private placement offering, in one or more closings (together, the “Offering”), certain New Securities designated as 16.0% Convertible Senior Secured (Third Lien) PIK Notes that will be convertible into shares of Class A Common Stock (the “Convertible Notes”);

WHEREAS, pursuant to Section 5.01 of the Purchase Agreement, each Rights Holder that continues to hold outstanding shares of Series B Preferred Stock at the time the Company issues any New Securities has a preemptive right to purchase its Pro Rata Share of the New Securities at the same price, on the same terms and conditions and at the same time as the New Securities are proposed to be issued by the Company, and the right to a written notice not less than 10 Business Days’ prior to such issuance; and

WHEREAS, the Company and each Rights Holder desires for the Company and the Rights Holders to enter into this Letter Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.                  Waiver of Notice and Preemptive Rights under the Purchase Agreement. In connection with the Offering under the terms and conditions of the Note Purchase Agreement (the “Waived Offering”), each Rights Holder hereby waives any and all rights pursuant to Section 5.1 of the Purchase Agreement to (i) advance written notice of the Waived Offering and (ii) the opportunity to purchase its Pro Rata Share of the Convertible Notes to be sold in such Waived Offering.

2.                  Future Preemptive Rights.

a.       From and after the date that each Rights Holder and any other Affiliate of Crestview Advisors, L.L.C. (collectively, “Crestview”) no longer holds any shares of the Series B Preferred Stock until the date on which Crestview’s Pro Rata Share (as defined below) is less than 10% of the issued and outstanding Class A Common Stock, except with respect to any Exempt Issuance, prior to the Company issuing any New Securities to a proposed purchaser (the “Proposed Purchaser”), Crestview shall have the right to purchase the number of New Securities as provided in this Section 2.

b.      The Company shall give Crestview at least ten (10) Business Days’ prior notice (the “First Notice”) of any proposed issuance of New Securities, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to Crestview the opportunity to purchase all or a portion of its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Securities at the same price, on the same terms and conditions and at the same time as the New Securities are proposed to be issued by the Company. If Crestview wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within five (5) Business Days after delivery of the First Notice by the Company (the “Election Period”), which notice shall state the dollar amount of New Securities Crestview would like to purchase up to a maximum amount equal to Crestview’s Pro Rata Share of the total offering amount. For the purposes of this Section 2, references to “Pro Rata Share” shall refer to the percentage ownership that is obtained by dividing the number of shares of Class A Common Stock beneficially owned by Crestview on a fully-diluted basis by the total number of Class A Common Stock beneficially owned by all holders thereof on a fully-diluted basis as of the relevant date of determination; provided that for the purposes of this sentence “fully-diluted” shall only take into account the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Convertible Notes as well as the shares of Class A Common Stock exchangeable for shares of Class B Common Stock.

c.       After the Company complies with the terms set forth in Section 2(b), the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Securities to the Proposed Purchaser at any time during the ninety (90) day period following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. The Company may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of New Securities covered by this Section 2 to the nearest whole share and requiring customary closing deliveries in connection with any issuance subject to this Section 2.

d.      The parties acknowledge that, under certain circumstances, the Company may require capital on an expedited basis such that the full preemptive right process described in this Section 2 cannot be completed in a timely manner. In such case, notwithstanding anything to the contrary in this Section 2, the Company may proceed with any issuance of New Securities to one or more purchasers to raise the required funds in the required time frame as long as, within thirty (30) days after the completion of the offering, the Company makes the same investment opportunity available to Crestview to the same extent as would have been required under Section 2.

3.                  Expenses. The Company hereby covenants and agrees to reimburse Crestview for its reasonable and documented fees and expenses up to an aggregate amount of $50,000 in connection with the evaluation of the Offering, this Letter Agreement and any related actions; provided that such amount shall be increased to $100,000 if Crestview purchases Convertible Notes.

4.                 Certain Tax Matters. The Company and the Rights Holders agree that they will cooperate in good faith to determine the U.S. federal income tax treatment of the exchange by the Rights Holders of Series A Preferred Stock for Convertible Notes. The Company shall provide any information reasonably requested by the Rights Holders to enable the Rights Holders to comply with their U.S. federal income tax reporting obligations, including but not limited to a determination of the amount of the Company’s current and accumulated earnings and profits in any taxable year where such determination is relevant.

5.                  Counterparts. This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Letter Agreement. A signed copy of this Letter Agreement delivered by portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter Agreement; provided, however, that each party hereto shall deliver an original signed copy of this Letter Agreement executed by such party to any other party hereto promptly upon the request of any such other party.

6.                  Governing Law. This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Letter Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

In Witness Whereof, the undersigned executes this Letter Agreement as of the date first written above.

THE COMPANY:

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

[Signatures continued on following page.]

[Signature Page to Letter Agreement – Preemptive Rights Partial Waiver]

RIGHTS HOLDERS:

CRESTVIEW III USWS, L.P.

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW III USWS TE, LLC

By:	Crestview III USWS GenPar, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

[Signature Page to Letter Agreement – Preemptive Rights Partial Waiver]